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                                                                   EXHIBIT 10.29

                              EMPLOYMENT AGREEMENT

        Endocare, Inc. ("Endocare"), with its principal offices located at 7 Studebaker, Irvine, CA 92618, and Holly Williams (hereinafter "Williams") agree as follows:

        The parties hereto acknowledge that Williams has been employed by Endocare since August 14, 2000. In consideration of Endocare's agreement to continue employing Williams pursuant to the terms of this written Employment Agreement (the "Agreement"), Williams' promise to continue working for Endocare pursuant to the terms of this Agreement and the other mutual promises contained herein, the parties voluntarily agree as follows:

        1. EFFECTIVE DATE: The provisions of this Agreement shall be effective beginning May 1, 2002 (the "Effective Date").

        2. TERM AND NATURE OF EMPLOYMENT:

           (a) Services. Pursuant to the terms of this Agreement, Williams agrees to provide in-house counseling services ("Services") to Endocare.

           (b) Part-Time Employment; Hours Requirements. From May 1, 2002, until September 30, 2002, inclusive (the "First Period"), Williams shall provide Services to Endocare on a schedule representing eighty percent (80%) of a full-time employment schedule, or thirty-two (32) hours per week.

           From October 1, 2002, until April 30, 2003, inclusive (the "Second Period"), Williams shall provide Services to Endocare on a schedule representing twenty percent (20%) of a full-time employment schedule, or eight (8) hours per week.

           (c) Compensation. Williams shall receive a semi-monthly salary, payable on the fifteenth (15th) and last days of each month. Williams' semi-monthly salary during the First Period shall be $4,000.00 less applicable withholding taxes. Williams' semi-monthly salary during the Second Period shall be $1,000.00 less applicable withholding taxes.

           In the event that Williams shall provide Services in excess of thirty-two (32) hours in a single workweek during the First Period of her employment, or in excess of eight (8) hours in a single workweek during the Second Period of her employment, she shall be compensated at an hourly rate of fifty-eight dollars ($58) for each such hour worked in excess of the hours requirements described in Paragraph 2(b) of this Agreement.

           Compensation will be paid in accordance with Endocare's standard payroll procedures and practices.

           (d) Business Expenses. Upon presentation of appropriate documentation, Endocare shall reimburse Williams for reasonable, out-of-pocket business expenses incurred by Williams in the course of her provision of Services under this Agreement. Williams will submit monthly expense reports for approval by the Board of Directors or Chief Financial Officer of Endocare.


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           (e) Stock Options. On December 28, 2000, Williams was granted an incentive stock option to purchase up to Twenty Thousand (20,000) shares of Endocare's Common Stock at $12.4375 per share; on January 1, 2001, Williams was granted an incentive stock option to purchase up to Fifteen Thousand Four Hundred Eleven (15,411) shares of Endocare's Common Stock at $5.1200 per share; on January 1, 2001, Williams was granted a nonqualified stock option to purchase up to Twenty Nine Thousand Five Hundred Eighty Nine (29,589) shares of Endocare's Common Stock at $5.1200 per share; and on July 19, 2001, Williams was granted a nonqualified stock option to purchase up to Twenty Thousand (20,000) shares of Endocare's Common Stock at $17.6400 per share (collectively, the "Options"). As of the Effective Date, Williams had acquired a vested interest in Twenty Thousand Three Hundred Thirteen shares under the Options, and had exercised her right under the Option to purchase no shares of Endocare's Common Stock. Williams' interest under the Options shall continue to vest in accordance with Endocare's 1995 Stock Plan, as amended, and Williams' individual Stock Option Agreements thereunder, throughout the term of Williams' employment by Endocare under this Agreement.

           (f) Facilities. Endocare shall not provide Williams with facilities or office space during Williams' employment by Endocare under this Agreement.

        3. TERMINATION: Williams' employment under this Agreement may only be terminated by Endocare solely upon the occurrence of any of the following:

           (a) Williams' commission of any act of fraud with respect to Endocare or Endocare's business.

           (b) Williams' conviction of or being formally charged with the commission of any felony; or

           (c) Williams' conviction of or being formally charged with the commission of any crime which, in the good faith judgement of Endocare's Board of Directors, involved moral turpitude and has caused or will cause material harm to Endocare's standing and/or reputation.

        4. GENERAL MUTUAL RELEASE: The parties, including their heirs, executors, administrators, assigns, successors and current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents and employees, if any, fully and forever release and discharge one another with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the Effective Date of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Williams' employment with Endocare or the cessation of that employment.

        5. KNOWING WAIVER OF EMPLOYMENT-RELATED CLAIMS: Williams understands and agrees that, with the exception of potential employment-related claims identified below, she is waiving any and all rights she may have had, now has, or in the future may have, to pursue against Endocare or any of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors,


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shareholders, agents, employees and assigns, any and all remedies available to her under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by the release provisions of this Agreement are (i) claims for unemployment insurance benefits, and (ii) claims under the California Workers' Compensation Act.

        6. WAIVER OF CIVIL CODE SECTION 1542. Each party expressly waives any and all rights and benefits conferred upon such party by Section 1542 of the Civil Code of the State of California, which states as follows:

           "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR."

           Each party expressly agrees and understands that the release given in Paragraph 4 of this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which such party may have against the other party.

        7. BENEFITS: Williams shall be entitled to participate in the health care plan provided by Endocare to its employees, on the same terms and conditions as other participating employees, from the Effective Date through June 30, 2002.

           Commencing July 1, 2002, Williams shall not be entitled to participate in the health care plan provided by Endocare to its employees.

           Williams acknowledges and understands that the health care benefits provided by Endocare may be changed or terminated at any time in Endocare's sole discretion.

           Endocare acknowledges that Williams is entitled to participate in Endocare's calendar year 2001 401(k) plan and other calendar year 2001 benefit programs of Endocare under the terms and conditions of such plan or programs, as may be amended by the Board of Directors of Endocare from time to time.

        8. BONUSES: Williams acknowledges and understands that she will not be eligible for any bonus for her Services during either the First Period or Second Period of her employment pursuant to this Agreement. Williams further acknowledges and understands that she is not currently eligible for any bonus for services she has already provided to Endocare.


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        9. CONFIDENTIALITY: The parties acknowledge and agree that the identities of Endocare's customers and potential customers is confidential, trade secret information. In the event Williams's employment with Endocare terminates for any reason whatsoever, Williams agrees that for one year from the date of said termination, she will not directly or indirectly, as principal, agent, owner, employee, officer, director, shareholder or otherwise, contact any of Endocare's customers or prospects for the purpose of attempting to provide such persons or entities with services offered by Endocare, or for the purpose of selling or soliciting the sale of marketing research or consulting services to said customers or prospects.

        10. NON-DISPARAGEMENT. Williams shall not at any time after the date hereof disparage Endocare or it's officers, directors, employees or agents. Similarly, Endocare and its officers, directors, employees and agents shall not disparage Williams.

        11. TERMS OF AGREEMENT. Both Williams and the Company agree that the terms and conditions of this Agreement are confidential shall not be disclosed to any third-party by either party to this Agreement without written consent of the other party. The obligations under this Section 11 shall not apply to disclosures required by applicable law, regulation or order or court or governmental agency, or disclosure to either party's attorneys or accountants.

        12. ENTIRE AGREEMENT: This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Williams by Endocare and contains all of the covenants and agreements between the parties with respect to that employment. The parties acknowledge and agree that no other representations, inducements, promises or agreements have been made by any party, and that this Agreement reflects the entire agreement between them. The parties further agree that this Agreement may be changed only in a writing signed by both parties.

                                            ENDOCARE, INC.



        Dated:  6/5/02                      /s/ JOHN CRACCHIOLO
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        Dated:  6/5/02                      /s/ HOLLY WILLIAMS
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                                            Holly Williams


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